 EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-92094) pertaining to the Kenneth Cole Productions, Inc. 1994 Stock Option Plan, Registration Statement (Form S-8 No. 333-31868) pertaining to the Kenneth Cole Productions, Inc. Employee Stock Purchase Plan, Registration Statement (Form S-8 No.  333-119101) pertaining to the Kenneth Cole Productions, Inc. 2004 Stock Incentive Plan, and Registration Statement (Form S-8 No.  333-131724) pertaining to the Kenneth Cole Productions, Inc. 2004 Stock Incentive Plan of our reports dated March 6, 2009, with respect to the consolidated financial statements and schedule of Kenneth Cole Productions, Inc., and the effectiveness of internal control over financial reporting of Kenneth Cole Productions, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

New York, New York
March 6, 2009